Exhibit 99.1

DIVIDEND CAPITAL TRUST ANNOUNCES FORTHCOMING
CLOSING OF ITS PUBLIC OFFERING

DENVER, CO — January 9, 2006 — Dividend Capital Trust (DCT) announced today guidelines related to the forthcoming closing of the primary offering component of its current public offering of up to $1,000,000,000 in common stock. DCT anticipates closing the primary offering upon the earlier to occur of (1) the Company raising an additional $100,000,000 in gross proceeds from the sale of its common stock, not including proceeds from its dividend reinvestment plan, or (2) the close of business on January 31, 2006.

While DCT anticipates closing the offering for the foreseeable future, the company retains the right to recommence its offering at any time during the period of the offering’s effectiveness.  DCT may also consider accepting additional investment in excess of the $100,000,000 threshold or after January 31, 2006 at its discretion, and currently plans to continue offering shares through its dividend reinvestment plan.  In order to participate in the offering prior to its closing, subscription agreements must be submitted to DCT’s stock transfer agent, or custodian for qualified accounts, and received or postmarked prior to the company reaching the $100,000,000 threshold or by the close of business on January 31, 2006.

Dividend Capital Trust, a Denver-based Real Estate Investment Trust (REIT), invests primarily in high-quality, generic distribution warehouses and light industrial properties net leased to creditworthy corporate customers.